Exhibit 21

Subsidiaries of the Registrant

As of December 31, 2011

Jurisdiction of Organization
Pacific Capital Bancorp	Delaware
Santa Barbara Bank & Trust, N.A.	United States
Morton Capital Management	California
R.E. Wacker Associates, Inc.	California
PCB Service Corporation	California